Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Horizon Therapeutics Public Limited Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, nominal value $0.0001 per share, Amended and Restated 2020 Equity Incentive Plan	Other(2)	4,800,000 shares	$81.66	$391,968,000.00	0.0000927	$36,335.44

Total Offering Amounts					$391,968,000.00		$36,335.44

Total Fee Offsets							—

Net Fee Due							$36,335.44

(1)

Consists of 4,800,000 additional ordinary shares (the “Ordinary Shares”) of Horizon Therapeutics Public Limited Company (the “Registrant”) available for issuance under the Horizon Therapeutics Public Limited Company Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) pursuant to an amendment to the 2020 Plan approved by the Registrant’s shareholders on April 28, 2022. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional Ordinary Shares that become issuable under the 2020 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and maximum aggregate offering price are based upon the average of the high and low prices of the Ordinary Shares on August 1, 2022, as reported on The Nasdaq Global Select Market.